Exhibit 99.1

New Jersey Mining Company Provides First Quarter Update on Operations and Corporate Activities

COEUR D'ALENE, Idaho, May 15, 2017 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today provided its First Quarter update on operations at its Golden Chest Mine and corporate activities.

Operational highlights include the following:

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During the three-month period ending March 31, 2017, approximately 6,100 dry metric tonnes (dmt) were processed at the Company’s New Jersey Mill, with average head grade of 4.85 grams per tonne (gpt) and average recoveries of 84.7-percent.

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As expected, NJMC produced 95 tonnes of concentrate, shipped 60 tonnes of concentrate, and sold approximately 571 ounces of gold in the first quarter.

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Open pit mining operations have progressed to the 1072 bench.

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 A second on-site haul truck was added at the mine.

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Given positive results from the open-pit and its potential for expansion, the underground crew was occasionally diverted to support surface operations during times of harsher than normal weather. Underground production ramp-up is anticipated to begin next month.

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Underground work included installation of the main mine fan, continued dewatering, equipment repair/rebuild, and ground repair in the main haulage ramp.

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The first phase of the previously announced trenching program was initiated, with three trenches constructed at 30, 60, and 90 meters from the current pit limits to help determine the potential boundary of the Golden Chest Ore Shoot.

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The next series of trenches will target the Idaho Vein Set within the Klondike Ore Shoot. This work is currently underway.

NJMC CEO and President John Swallow stated “Positive results from the open-pit have allowed for a more deliberate ramp-up period of the underground mine as well as the operational flexibility to support the surface operations and to work toward expanding overall mine life. Additionally, the trenching program has helped us begin to define the open-pit potential near the surface outcrop of the ore shoots located along the Idaho Fault.”

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Corporate highlights include the following:

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Achieved Q1 Revenue of $689,318, as compared to $43,965 in Q1 2016.

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Reduced total liabilities by $376,676, as compared to December 31, 2016.

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Recorded an overall loss of $274,178, which includes $220,319 of non-cash charges (Depreciation / Amortization of $27,280, Amortization of note payable of $14,518, Accretion of asset retirement obligation of $1,803, Stock option based compensation of $33,504, and mark to market of forward gold sale obligation of $143,214).

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Closed private placements of $1.14-million with participation from management and strategic shareholders including the Company’s concentrate broker, H&H Metals Corp.

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Strengthened board and management team with the appointment of Kevin Shiell as Director and Monique Hayes as Corporate Secretary / Investor Relations. Mr. Shiell brings more than 35 years of mining experience, previously holding the position of VP of Mine Operations for Stillwater Mining Company in Montana. Ms. Hayes has more than 12 years of mining industry experience in investor relations, corporate governance, and community relations in Idaho and Montana.

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Launched newly redesigned, mobile-friendly web site and established social media presence on Facebook and twitter to better communicate the Company’s story and keep investors informed.

Mr. Swallow concluded, “We had a very busy first quarter from both an operational and corporate standpoint. Our in-house operational and business capabilities have proven effective at the Golden Chest and at the corporate level as we anticipate increased revenue and profitability in the months ahead. We look to utilize an expanded mine life at the Golden Chest as a base to strategically grow the company.”

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

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NJMC owns and operates the Golden Chest Mine project where open pit mining is underway and underground mining is expected to resume early this year.

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NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 17-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or contact:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that the Company is not successful in expanding the open-pit, sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814